FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm. & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

USA Technologies to Achieve Profitability Milestone with Second Quarter Fiscal 2013 Results

Provides Preliminary Connection and Revenue Growth of 71% and 29%, Respectively, Compared to the Prior Year

 MALVERN, PA, January 8, 2013 -- USA Technologies, Inc. (NASDAQ: USAT) (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today announced that it expects to celebrate a major milestone on January 29 when USAT reports its financial results for the second quarter of fiscal 2013.  USAT expects to achieve non-GAAP net income—for the first time—for its second fiscal quarter ended December 31, 2012 (see Non-GAAP Financial Measure below for definition), following aggressive actions taken by management throughout 2012 to accelerate USAT’s “path to profitability”.

In addition, USAT released the following preliminary financial results with respect to the second quarter of fiscal 2013.

•	Total revenues for the second quarter are expected to be in the range of $8.8 to $8.9 million, reflecting an approximate increase of 29% compared to the same period in the prior year.

•
Recurring revenues for the second quarter are expected to be approximately 83% of total revenues for the second quarter.   Recurring revenues are comprised primarily of ePort Connect® license fees and transaction processing fees per connection.

•
Total net connections added in the second quarter, which contribute to future recurring revenues, are expected to be approximately 12,000, an increase of 71% from the same period a year ago.  These preliminary net connections for the quarter would bring USAT’s total connected base to 186,000, a 37% increase from the same period one year ago.

“Achieving profitability was the cornerstone of our turnaround plan communicated to shareholders almost a year ago,” said Stephen P. Herbert, chairman and chief executive officer of USA Technologies.  “As a result, we are extremely excited about delivering on this important promise to shareholders and achieving this important milestone in our growth story.  The USAT team has played a pivotal role in bringing cashless payment to the unattended market and this diligence is now paying off.

“A year ago, we took a number of aggressive actions to strengthen revenue, improve margins and reduce expenses to accelerate our path toward profitability,” added Herbert.  “We also pushed through the challenges of the Durbin Amendment, a leadership transition and a proxy contest all the while growing connections to our service and bringing the business to scale.  At the same time, as part of a comprehensive turnaround plan, we positioned the business for the future by expanding our customer base and driving innovation with customer-focused offerings that reflect our service commitment and leadership.  We also made across-the-board improvements in corporate governance, including the composition of our board and improved investor transparency.  Given these results and the recurring nature of the majority of our revenues, we believe non-GAAP net income is sustainable; therefore, as we have previously stated, we expect to achieve non-GAAP net income for the full fiscal year as well,” concluded Herbert.

The second quarter fiscal 2013 financial results included in this release are preliminary and subject to finalization of USAT’s quarterly financial and accounting procedures.  USAT intends to hold a conference call and Webcast to review its second quarter fiscal 2013 financial results on January 29, 2013.  Details will be released approximately two weeks prior to the call.

Non-GAAP Financial Measure

This press release includes the following financial measure which is defined as a non-GAAP (Generally Accepted Accounting Principles) financial measure by the Securities and Exchange Commission: non-GAAP net income. As used herein, non-GAAP net income for fiscal 2013 represents GAAP net income (loss) excluding costs relating to the proxy contest, any adjustment for fair value of warrant liabilities and any charges for impairment of intangible assets. For the second quarter of fiscal 2013, non-GAAP net income represents GAAP net income (loss) excluding only any adjustment for fair value of warrant liabilities.

Management believes that non-GAAP net income is an important measure of USAT's business. We believe that this non-GAAP financial measure serves as a useful metric for our management and investors because it enables a better understanding of the performance of our core business and facilitates comparisons of our operating results over multiple periods.

About USA Technologies:

USA Technologies is a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries. ePort Connect® is the company’s flagship service platform, a PCI-compliant, end-to-end suite of cashless payment and telemetry services specially tailored to fit the needs of the small ticket, self-service retail industries. USA Technologies also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G8, ePort Mobile™ for customers on the go, and QuickConnect™, an API Web service for developers. USA Technologies has been granted 84 patents; and has agreements with Verizon, Visa, Elavon and major customers such as Compass, Crane, AMI Entertainment and others. Visit the website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the incurrence by us of any unanticipated or unusual non-operational expenses, such as in connection with a proxy contest, which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; whether USAT's customers would continue to add additional connections to our network in the future at levels currently anticipated by USAT; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to obtain widespread commercial acceptance of it products; the ability of USAT to raise funds in the future through the sales of securities in order to sustain its operations if an unexpected or unusual non-operational event would occur; and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

F-USAT
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